Exhibit 10.2

enabling tomorrow’s technologies™

355 South Technology Drive, Central Islip, New York 11722 | T 631.981.7081 | F 631.981.7095 | info@cvdequipment.com

August 29, 2022

Mr. Richard A. Catalano

82 Whitehall Boulevard

Garden City, NY 11530

Re: Employment Offer

Dear Richard,

We are pleased to offer you the position of Vice President and Chief Financial Officer with CVD Equipment Corporation, at a base salary of $250,000 per year. You will report to Emmanuel Lakios, President and CEO. You will have duties and responsibilities as are customary for a Vice President and Chief Financial Officer and such other duties and responsibilities as directed by the Company. These duties and responsibilities may change from time to time, as determined by the Company. If you find this offer acceptable, your starting date will be Tuesday, August 30, 2022 or as mutually agreed.

In addition to your base salary, you will be granted the following:

Stock Options – Effective as of the start date of your employment, you will be granted a stock option to purchase a total of Twenty Thousand (20,000) shares of CVD stock at a per share strike price equal to the share price at the close of the business on the start date of your employment, pursuant to the CVD Equipment Corporation Share Incentive Plan, with vesting and restrictions as follows, subject to the approval by the Board of Directors:

Vesting – the Stock Option to purchase 20,000 shares shall vest 25% on each anniversary with 100% vested on the fourth anniversary of the start of your employment, provided that you continue to be employed by CVD on said anniversary dates.

Exercise- the option may be partially exercised from time to time after the vesting date.

Expiration – any unexercised portion of the Option shall expire ten (10) years from the grant date.

Bonus Plan – You will be eligible for a fiscal year bonus of approximately 30% of your base salary prorated in 2022 based upon both corporate and individual objectives as will be defined.

Furthermore, on the first day following completion of the waiting period (defined as the first ninety (90) days of your employment), you will be eligible to participate in the standard benefit plans maintained by the Company as may be in effect from time to time (which the Company reserves the right to change in its discretion). The benefit plans currently include the following:

Vacation – You will be eligible for four (4) weeks of vacation annually. Vacation days accrue on a weekly basis beginning on the first day of employment.

Paid Holidays – Eight (8) paid days per year as listed in the employee handbook.

Paid Sick Leave – Seven (7) days per calendar year. Paid Sick days accrue on a weekly basis at the rate of 1 hour per 30 hours worked beginning on the first day of employment and may be used immediately upon accrual in increments of 4 hours.

www.cvdequipment.com | www.cvdmaterialscorp.com | www.stainlessdesign.com

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enabling tomorrow’s technologies™

Medical Insurance – The Company currently offers three medical plans, the more robust “Oxford Liberty High PPO” Plan, the moderate “Oxford Liberty Standard EPO” Plan, and the least expensive “Oxford Liberty Low EPO” Plan. CVD currently contributes between 75% to 90% of the premium towards individual coverage and between 40% to 50% of the premium for those employees selecting employee + spouse, employee +child(ren), or family coverage.

Dental Insurance – The Company offers two voluntary dental plans. You may choose from a Dental HMO or Dental PPO that’s right for your individual needs. Dental Insurance is a pre-tax benefit.

Vision Insurance – Vision Insurance is a voluntary, pre-tax benefit for eye exams, eyeglasses, and contact lenses as well as discounts on non-covered procedures such as Lasik surgery.

Basic Term Life and Accidental Death & Dismemberment (AD&D) Insurance – Personal life insurance and AD&D coverage of $50,000.00.

Optional Medical and Dependent Care FSA – A Health Care FSA is a tax-advantaged account that lets you use pre-tax dollars to pay for eligible medical, dental, and vision care expenses. A Dependent Care FSA is a pre-tax benefit account used to pay for eligible dependent care services such as preschool and summer day camp.

Short-Term and Long-Term Disability - STD and LTD coverage is available to assist with income protection, up to 60% of your earnings, in the event of a personal illness or injury.

401K with Employer Matching – Participation in CVD’s 401(k) Plan is available on the 1st day of the month following the completion of (3) three months of employment. Contributions to the 401(k) account may be made to either a traditional pre-tax 401(k) plan or ROTH post tax plan. Currently, for (1%) each one percent deferred, the company will match 50% of the employee’s contribution up to a maximum of (3%) three percent with a two-year vesting table.

If you have any questions, please do not hesitate to contact us. This offer is contingent upon your signing our standard nondisclosure and confidentiality agreement.

This offer sets forth the terms of your hiring, and it shall not be interpreted or construed as a contract of employment with a definite term nor as an assurance of continued employment.

If you find this offer is acceptable, please sign in the below section and return it to us by Monday, August 29, 2022.

Very truly yours,

CVD Equipment Corporation

By: /s/ Emmanuel Lakios____________________________________

Emmanuel Lakios, President and CEO

Accepted by:

/s/ Richard A. Catalano_____________________________                  Date: 08/30/2022_____________

Richard A. Catalano

www.cvdequipment.com | www.cvdmaterialscorp.com | www.stainlessdesign.com

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